Exhibit 99.2

GROM SOCIAL ENTERPRISES INC.

Proforma Consolidated Balance Sheets

September 30, 2018 (Unaudited)

	September 30, 2018	Proforma Adjustments for the of Period October 1, 2018 through January 15,2019		Proforma Combined (g)

ASSETS
Current assets:
Cash and cash equivalents	$402,582	$1,012,265	(c)(d)(e)	$1,414,847
Accounts receivable	510,241	–		510,241
Inventory, net	547,510	–		547,510
Prepaid expenses and other current assets	605,568	–		605,568
Total current assets	2,065,901	1,012,265		3,078,166
Property and equipment, net	1,270,694	–		1,270,694
Goodwill	8,853,261	–		8,853,261
Intangible assets, net	6,436,900	–		6,436,900
Deferred tax assets	207,464	–		207,464
Other assets	72,433	–		72,433
Total assets	$18,906,653	$1,012,265		$19,918,918

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$776,706	$–		$776,706
Accrued liabilities	1,889,218	(150,000)	(b)	1,739,218
Advanced payments and deferred revenues	1,474,799	–		1,474,799
Senior secured promissory notes, net -- current	3,800,000	(3,800,000)	(f)	–
Income taxes payable	20,215	–		20,215
Related party payables	1,834,029	(500,000)	(a)	1,334,029
Total current liabilities	9,794,967	(4,450,000)		5,344,967
Convertible debentures, net of loan discounts	2,773,961	252,625	(d)(e)	3,026,586
Long term note payable		3,584,000		3,584,000
Contingent purchase consideration	429,000	–		429,000
Other noncurrent liabilities	221,210	–		221,210
Total liabilities	13,219,138	(613,375)		12,605,763

Commitments and contingencies	–	–		–

Stockholders' Equity:
Preferred stock	–	–		–
Common stock	129,657	7,341	(a)(b)(c)(d)(e)(f)	136,998
Additional paid-in capital	50,201,965	1,618,299	(a)(b)(c)(d)(e)(f)	51,820,264
Accumulated earnings (deficit)	(44,425,597)	–		(44,425,597)
Accumulated other comprehensive income	(218,510)	–		(218,510)
Total stockholders' equity	5,687,515	1,625,640		7,313,155
Total liabilities and equity	$18,906,653	$1,012,265		$19,918,918

(a) On October 12, 2018, Messrs. Marks and Leiner, the Company's executive officers, converted $500,000 of their non-interesting bearing loans into 1,612,903 shares of the Company's common stock at a price of $0.31 per share. This transaction increased the Company's consolidated stockholders'equity by $500,000.

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(b) On October 25, 2018, Mr. Wayne Dearing, president of the Company's subsidiary TD Holdings Ltd, converted $150,000 of accrued interest due on his secured promissory note into 483,871 shares of the Company's common stock at a price of $0.31 per share. This transaction increased the Company's consolidated stockholders'equity by $150,000.

(c) During October and November 2018, the Company accepted subscriptions under a private placement to issue an aggregate 3,549,999 shares of its common stock to six existing accredited investors at a price of $0.15 per share. This transaction increased the Company's consolidated stockholders'equity by $532,500.

(d) In October 2018, the Company issued a $50,000 original discount note to an existing accredited investor. The note bears interest at 10% and entitled the noteholder to receive 50,000 shares of the Company's common stock (valued at $0.32 per share) as an incentive to invest. The Company received net proceeds of $40,000. All issuance costs will be amortized as interest expense over the life of the note. This transaction increased the Company's consolidated stockholders' equity by $16,000.

(e) On November 30, 2018, the Company issued an aggregate $552,000 in convertible notes to various accredited investors through a financial institution. The notes bear interest at 12% and entitled the noteholders (incentive to invest) and institution (transaction cost) to receive 844,560 shares of the Company's common stock (valued at $0.25 per share). The Company received net proceeds of $439,765. All issuance costs will be amortized as interest expense over the life of the note. This transaction increased the Company's consolidated stockholders' equity by $211,140.

(f) On January 11, 2018 the Company entered into an agreement to extend the maturity its $4.0 million Seller's Note from July 2, 2019 to April 2, 2020. In connection with this modification the Company issued 800,000 restricted common shares.

(g) This proforma balance sheet is presented as if the transactions described above occurred as of September 30, 2018. It does not contemplate any other changes to the accounts of the Company reflected in its consolidated balance sheets or the impact of the Company's results of operations for the period of October 1, 2018 through January 15, 2019.

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